Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of the Hawaiian
Tax-Free Trust (the "Trust") was held on September
24, 2009. The holders of shares representing 77% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes are presented below).

1. To elect Trustees.

Dollar Amount of Votes:

	Trustee		For	Withheld

Thomas W. Courtney		$557,649,142	$  5,574,957
Diana P. Herrmann		$558,460,470	$  4,763,618
Stanley W. Hong		$556,477,286	$  6,746,813
Richard L. Humphreys		$558,192,846	$  5,031,241
Bert A. Kobayashi, Jr.		$557,496,081	$  5,728,027
Theodore T. Mason		$558,802,742	$  4,421,323
Glenn O'Flaherty		$557,420,696	$  5,803,392
Russell K. Okata		$552,911,834	$10,312,254


2. To ratify the selection of Tait, Weller & Baker
LLP as the Trust's independent registered public accounting firm.

Dollar Amount of  Votes:

		For	Against	Abstain

		$555,739,666	$932,277	$6,552,146